Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Synlogic, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(o)	—	—	$17,250,000	$110.20 per $1,000,000	$1,900.95

Total Offering Amounts					$17,250,000		$1,900.95

Total Fee Offsets							—

Net Fee Due							$1,900.95

(1)	Includes the aggregate offering price of additional shares that the underwriter has the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.